UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2016

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51329	94-3330837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.07	Submission of Matters to a Vote of Security Holders.

Set forth below are the proposals voted upon at the Annual Meeting of Stockholders (the “Annual Meeting”) of XenoPort, Inc. (the “Company”) held on May 17, 2016 at the Santa Clara Marriott located at 2700 Mission College Blvd., Santa Clara, California, along with the final voting results thereon:

Proposal 1—To elect the two Class 2 directors named below to serve until the 2019 annual meeting of stockholders and until their successors have been duly elected and qualified. Each of the two named nominees was so elected, with the votes thereon at the Annual Meeting as follows:

	Final Voting Results
Nominees	For	Withheld	Broker Non- Votes
John G. Freund, M.D.	45,788,325	2,975,623	7,333,005
William J. Rieflin	47,968,357	795,591	7,333,005

Proposal 2— To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. This proposal was approved by the requisite vote, with the votes thereon at the Annual Meeting as follows:

Final Voting Results
For	Against	Abstain	Broker Non-Vote
55,695,948	164,667	236,338	0

Proposal 3— To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting. This proposal was approved by the requisite vote, with the votes thereon at the Annual Meeting as follows:

Final Voting Results
For	Against	Abstain	Broker Non-Vote
41,601,620	6,874,800	287,528	7,333,005

Section 8—Other Events

Item 8.01	Other Events.

The previously announced License, Development and Commercialization Agreement (the “Agreement”) between the Company and Dr. Reddy’s Laboratories, S.A. (“DRL”), executed on March 26, 2016, became effective on May 13, 2016, which triggered the $47.5 million upfront payment from DRL to the Company becoming due upon invoice under the Agreement. In addition, the Company delivered certain clinical trial materials to DRL to satisfy the condition for receipt of an additional $2.5 million payment from DRL. As previously announced, the effectiveness of the Agreement was subject to the parties receiving clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). On May 13, 2016, the waiting period under the HSR Act expired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: May 19, 2016	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer